Exhibit 99.1

April 25, 2012

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2012 Results

Cat Financial reported first-quarter 2012 revenues of $668 million, an increase of $28 million, or 4 percent, compared with the first quarter of 2011. First-quarter profit after tax was $120 million, a $37 million, or 45 percent, increase from the first quarter of 2011.
The increase in revenues was principally due to a $47 million favorable impact from higher average earning assets (finance receivables and operating leases at constant rates), partially offset by a $15 million unfavorable impact from lower rates on new and existing finance receivables and operating leases.
Profit before income taxes was $170 million for the first quarter of 2012, compared to $115 million for the first quarter of 2011. The increase was principally due to a $36 million decrease in the provision for credit losses, an $18 million favorable impact from higher average earning assets and a $13 million improvement in net yield on average earning assets. These increases were partially offset by a $10 million increase in general, operating and administrative expense.
The provision for income taxes in the first quarter of 2012 reflects an estimated annual tax rate of 27 percent compared to 26 percent in the first quarter of 2011.
New retail financing in the first quarter of 2012 was $3.1 billion, an increase of $292 million, or 11 percent, from the first quarter of 2011. The increase was a result of growth across all operating segments with the exception of North America, which declined slightly.
At the end of the first quarter of 2012, past dues were 3.19 percent compared with 2.89 percent at the end of 2011.  The increase in past dues from year-end is primarily due to seasonality impacts.  At the end of the first quarter of 2011, past dues were 3.94 percent. Write-offs, net of recoveries, were $11 million for the first quarter of 2012, down from $41 million in the first quarter of 2011.

As of March 31, 2012, Cat Financial's allowance for credit losses totaled $379 million or 1.47 percent of net finance receivables, compared with $369 million or 1.47 percent of net finance receivables at year-end 2011. The allowance for credit losses as of March 31, 2011, was $380 million, which was 1.55 percent of net finance receivables.
“We are very pleased with our first-quarter results," said Kent Adams, Cat Financial president and vice president of Caterpillar Inc. "Cat Financial’s business continues to perform well, with a growing asset portfolio and decreases in write-offs and past dues from the first quarter of last year.  We are well positioned to support Caterpillar customers and dealers around the world.”
 For over 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to Cat customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FIRST QUARTER 2012 VS. FIRST QUARTER 2011
(ENDED MARCH 31)
(Millions of dollars)

	2012	2011	CHANGE
Revenues	$668	$640	4%
Profit Before Income Taxes	$170	$115	48%
Profit After Tax	$120	$83	45%
New Retail Financing	$3,059	$2,767	11%
Total Assets	$30,767	$29,380	5%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases.   These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and change in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market’s acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2011, that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You may, however, consult any related disclosures we may make in our subsequent filings with the SEC.